Exhibit 99.1

July 3, 2018: 3:00PM

Air Industries Group (the “Company” or “Air Industries”) Announces
Termination of the Sale of Welding Metallurgy Inc., to CPI Aerostructures

Hauppauge, NY -- (Globe Newswire) – July 3, 2018 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announces that it has terminated its previously announced sale of its Welding Metallurgy Inc., subsidiary (“WMI”) to CPI Aerostructures Inc (“CPI”).

Air Industries CEO, Luciano Melluzzo stated, “We entered into a definitive agreement on March 21, 2018 for CPI to purchase WMI and anticipated closing the transaction by June. Air Industries gave CPI more than adequate time, access and assistance to close this transaction timely. The contract had a termination date of June 19, 2018 and we granted CPI an extension and offered concessions. It has become increasingly apparent that CPI was simply not going to be able to close this transaction on a timely basis, if at all. We have decided it is in the best interests of Air and our employees to cease efforts in closing the transaction, in accordance with the terms of our agreement. Air Industries and our management team continues to reposition our business to obtain profitability and positive cash flows and we are pleased with the efforts we have taken to-date. All of our businesses are showing signs of improvement. We will announce additional details regarding our repositioning plan during our next quarterly conference call.”

Air Industries Chairman, Michael Taglich stated, “We endeavored in good faith to close this transaction, and while disappointed in the distraction this process has created, the company remains confident in the inherent value of WMI. WMI is a good business, a real asset, with some terrific customers and people we value; we are happy to keep it as part of the Air Industries family. We wish CPI, its leadership, employees and shareholders well”.

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com